Utz Brands, Inc. Announces Preliminary Fourth Quarter and Fiscal Year 2025 Results

Hanover, PA, January 12, 2026 (BUSINESS WIRE) – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded Salty Snacks and a small-cap growth and value Staples equity, today announced preliminary estimated Net Sales and Adjusted EBITDA results for the fourth quarter and fiscal year 2025 and provided a balance sheet update. The Company expects to report fourth quarter and fiscal year 2025 financial results on February 12, 2026, and will provide detailed results and 2026 guidance at that time.

For the Fourth Quarter of 2025, the Company expects:

•Net Sales to be in the range of $342 million to $343 million, representing an Organic Net Sales1 increase of between 0.3% and 0.6% versus the fourth quarter of 2024

•Adjusted EBITDA to be in the range of $62 million to $64 million, representing an increase of between 17% and 21% versus the fourth quarter of 2024

For the Full Year 2025, the Company expects:

•Net Sales to be in the range of $1,439 million to $1,440 million, representing an Organic Net Sales increase of between 2.4% and 2.5% versus full year 2024

•Adjusted EBITDA to be in the range of $216 million to $218 million, representing an increase of between 8% and 9% versus full year 2024

•Net Leverage Ratio of approximately 3.4x at fiscal year-end 2025

"We were pleased with how we ended 2025 with Retail Sales growth of approximately 3.5%2 in the fourth quarter, importantly, in a Salty Snack category that has returned to growth, up 1.1%3 in the fourth quarter. However, Net Sales lagged our strong Retail Sales as our channel partners reduced inventories during the second half of the quarter due to a variety of factors including SNAP payment delays and the government shutdown.  Shipment trends normalized as we exited the year,” said Howard Friedman, Chief Executive Officer of Utz. “Further, we continued to execute well on our productivity and operational efficiency programs and remain on-track with our growth initiatives such as our California expansion in early 2026.”

“The Company made significant progress on Adjusted EBITDA Margin expansion in the fourth quarter and throughout 2025,” said BK Kelley, EVP and Chief Financial Officer of Utz. “Our strong improvement in cash
1 Net Sales are equal to Organic Net Sales in 2025 as no adjustments were made. Organic Net Sales growth for 2025 was impacted by an adjustment in Q1 2024, which is reflected in the growth rates.
2 Utz Brands, Inc. data as measured by Circana MULOC+ for the 13-week period ending 12/28/2025
3 Category data as measured by Circana MULOC+ for the 13-week period ending 12/28/2025 generation allowed us to exit the year at approximately 3.4x Net Leverage. Accelerating free cash flow will continue to be an area of focus going forward.”

For the 13-week period ending December 28, 2025, the Company’s Branded Salty Snacks Retail Sales increased 3.5% versus the prior year period, outperforming an improving Salty Snack Category that increased 1.1%. The Company’s Retail Volumes increased 0.5% compared to 0.3% for the Salty Snack Category. The Company’s Power Four Brands of Utz, On the Border, Zapp’s and Boulder Canyon Retail Sales increased by 5.3%.

For the 52-week period ending December 28, 2025, the Company’s Branded Salty Snacks Retail Sales increased 2.9% versus the prior year period, outperforming the Salty Snack Category that declined 0.5%. Total Branded Salty Snacks Retail Sales surpassed $1.8 billion. The Company’s Retail Volumes increased 3.4% compared to a 0.9% decline for the Salty Snack Category. The Company’s Power Four Brands Retail Sales increased by 5.0%.

Management will be meeting with analysts and investors at the ICR Conference in Orlando, FL on January 12-13, 2026, and is hosting a fireside chat at 10:30 a.m. ET on January 13, 2026. The live webcast will be made accessible at the “Events & Presentations” section of Utz’s investor relations website at https://investors.utzsnacks.com/. The replay will be archived online for 90 days.

Quantitative reconciliations are not available for the forward-looking non-GAAP financial measures used herein, including Adjusted EBITDA and Net Leverage Ratio, without unreasonable efforts. The Company believes that a quantitative reconciliation of preliminary results for Adjusted EBITDA and Net Leverage Ratio to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to provide estimates for various reconciling items that cannot reasonably be predicted due to the fact that the timing and amount of such items are dependent on the timing and outcome of certain actions. The Company is currently finalizing certain amounts that would be required to be included in the comparable GAAP measure or the individual adjustments for such reconciliations. For the same reasons, we are unable to address the probable significance of the unavailable information. The Company expects to provide reconciliations of Adjusted EBITDA and Net Leverage Ratio to the most comparable GAAP measures in its earnings release relating to the fourth quarter and full year 2025 financial results.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others. After a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz operates multiple manufacturing facilities across the U.S. to serve its growing customer base. For more information, visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Forward-Looking Statements

The preliminary estimated financial results for the full year ended December 28, 2025 included in this presentation are preliminary, unaudited and subject to completion, and may change materially as a result of management’s continued review. We have provided ranges, rather than specific amounts, for the preliminary estimates of certain financial information described above primarily because our financial closing procedures for the full fiscal year ended December 29, 2025 are not yet complete. Such preliminary results are subject to the finalization of year-end financial and accounting procedures. The preliminary financial results represent management estimates that constitute forward-looking statements subject to risks and uncertainties. As a result, the preliminary financial results may materially differ from the actual results when they are completed and publicly disclosed. While the Company believes these estimates are meaningful, they could differ from the actual results that the Company ultimately reports in its Annual Report on Form 10-K for the fiscal year ended December 28, 2025. The Company assumes no obligation and does not intend to update these estimates prior to filing its Form 10-K for the fiscal year ended December 28, 2025.

Certain statements made herein are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially.

Definitions

The following definitions apply to those terms as used in this release:

“Organic Net Sales” is defined as Net Sales excluding the impacts of acquisitions, divestitures and independent operator (“IO”) route conversions that took place after 1Q’2024. In FY 2025, no adjustments or exclusions were made, and Organic Net Sales and Net Sales were the same for the fiscal year.

“Adjusted EBITDA” is defined as EBITDA further adjusted to exclude certain non-cash adjustments and/or other cash adjustment items, such as stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release because the financial information contained in the release can be used in the evaluation of Utz’s operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by companies in this industry. In this release, we also provide Adjusted EBITDA as a percentage of Net Sales as an additional measure for readers to evaluate our Adjusted EBITDA Margin.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA as a percentage of Net Sales.

“Net Leverage Ratio” is defined as trailing twelve month Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents. Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA for certain acquisitions and dispositions from time to time.

“Branded Salty Snacks” is defined as Power Four Brands and Other Brands. Power Four Brands consist of the Utz® brand, On The Border®, Zapp’s®, and Boulder Canyon®. Other Brands include Golden Flake®, TORTIYAHS!®, Hawaiian®, Bachman®, Tim’s Cascade®, Dirty Potato Chips®, TGI Fridays® and Vitner's®.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results and identify trends in our underlying operating results, and it provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with generally accepted accounted principles in the United States (“GAAP”) and may exclude items that are significant to understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations, earnings per share or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP measures reported, should not be considered replacements for, or superior to, the GAAP measures, and may not be comparable to similarly named measures used by other companies. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. We believe that these non-GAAP financial measures provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date when considered with both the GAAP results and the reconciliations to the most comparable GAAP measures, and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of management judgment about which items of expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures. As new events or circumstances arise, these definitions could change.

Investor Contact	Media Contact
Trevor Martin	Colleen Farley
tmartin@utzsnacks.com	cfarley@utzsnacks.com